                                                                      EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                             Nine Months Ended
                                                               September 30,
                                                          ----------------------
                                                            1997          1996
                                                          --------      --------

Net income                                                $  239.1      $  197.3

Provision for income taxes                                   137.5         119.3
                                                          --------      --------

Earnings before provision for income taxes                   376.6         316.6
                                                          --------      --------

Fixed charges:
  Interest and debt expense on indebtedness                  693.7         628.2
  Minority interest in subsidiary trust holding solely
   debentures of the company                                  11.5          --
Interest factor - one third of rentals on
   real and personal properties                                6.7           6.0
                                                          --------      --------

  Total fixed charges                                        711.9         634.2
                                                          --------      --------

Total earnings before provision for income
     taxes and fixed charges                              $1,088.5      $  950.8
                                                          ========      ========

Ratios of earnings to fixed charges                          1.53x         1.50x
                                                          ========      ========